EXHIBIT 99.1

THOR Industries Announces Third Quarter Fiscal 2025 Results

CONTINUED EXECUTION OF KEY STRATEGIES LEADS TO STRONG QUARTER

AS INITIATIVES BEGIN TO SHOW EFFECTS

Fiscal 2025 Third Quarter Highlights

($ in thousands, except for per share data)	Three Months Ended April 30,			Nine Months Ended April 30,
	2025	2024	Change	2025	2024	Change
Net Sales	$2,894,816	$2,801,113	3.3%	$7,055,707	$7,509,241	(6.0)%
Gross Profit	$443,119	$421,852	5.0%	$969,758	$1,050,631	(7.7)%
Gross Profit Margin %	15.3%	15.1%	+20 bps	13.7%	14.0%	(30) bps
Net Income Attributable to THOR	$135,185	$114,511	18.1%	$132,802	$175,293	(24.2)%
Diluted Earnings Per Share	$2.53	$2.13	18.8%	$2.49	$3.26	(23.6)%
Cash Flows from Operations	$257,667	$251,732	2.4%	$319,249	$207,532	53.8%

EBITDA(1)	$232,958	$232,331	0.3%	$391,035	$495,630	(21.1)%
Adjusted EBITDA(1)	$254,823	$236,099	7.9%	$449,620	$511,703	(12.1)%

(1) See reconciliation of non-GAAP measures to most directly comparable GAAP financial measures included at the end of this release

Key Takeaways from Fiscal 2025 Third Quarter

  Third quarter performance yielded strong results and exceeded expectations
  Delivered resilient margins while contending with shifting market and macroeconomic conditions
  Fiscal year-to-date generation of cash from operations surpassed the prior-year period as management continued to execute on our proven operating model
  Strategic organizational restructuring announced during the quarter continues to align the Company with current market conditions and positions THOR favorably to achieve additional operating efficiencies
  The Company reaffirmed its revised full-year fiscal 2025 financial guidance
    Consolidated net sales in the range of $9.0 billion to $9.5 billion
    Consolidated gross profit margin in the range of 13.8% to 14.5%
    Diluted earnings per share in the range of $3.30 to $4.00

ELKHART, Ind., June 04, 2025 (GLOBE NEWSWIRE) -- THOR Industries, Inc. (NYSE: THO) today announced financial results for its fiscal 2025 third quarter, ended April 30, 2025.

“Our third quarter results exceeded our expectations on both the top and bottom lines. The successful execution of key strategic initiatives, in particular placing further emphasis on driving down our cost profile, led to improved margins in an environment where we saw modest year-over-year top-line improvement. THOR’s operating model, particularly within North America, is designed to ramp upward and downward in an incredibly efficient manner, and our performance in the fiscal third quarter exhibited the strength and flexibility of this operating model. We are incredibly proud of our hard-working team members as they continue to execute to plan in the face of numerous challenging market conditions as we navigate through this prolonged industry downturn together. Our third quarter performance exemplifies what makes THOR the market leader. History has proven THOR’s ability to weather difficult macroeconomic circumstances and to come back stronger when market conditions improve. While the current level of uncertainty is unprecedented, and we believe the next two fiscal quarters will be challenging for the RV industry as a whole, we are very pleased that our efforts are starting to move the needle,” stated Bob Martin, President and Chief Executive Officer of THOR Industries.

Third Quarter Financial Results

Consolidated net sales were $2.89 billion in the third quarter of fiscal 2025, compared to $2.80 billion for the third quarter of fiscal 2024, an increase of 3.3%.

Consolidated gross profit margin for the third quarter of fiscal 2025 was 15.3%, an increase of 20 basis points over the third quarter of fiscal 2024.

Net income attributable to THOR Industries, Inc. and diluted earnings per share for the third quarter of fiscal 2025 were $135.2 million and $2.53, respectively, compared to $114.5 million and $2.13, respectively, for the third quarter of fiscal 2024.

EBITDA and Adjusted EBITDA for the third quarter of fiscal 2025 were $233.0 million and $254.8 million, respectively, compared to $232.3 million and $236.1 million, respectively, for the third quarter of fiscal 2024. See the reconciliation of non-GAAP measures to the most directly comparable GAAP financial measures included at the end of this release.

THOR’s consolidated results were primarily driven by the results of its individual reportable segments as noted below.

Segment Results

North American Towable RVs

($ in thousands)	Three Months Ended April 30,			Nine Months Ended April 30,
	2025	2024	Change	2025	2024	Change
Net Sales	$1,168,878	$1,071,393	9.1%	$2,895,922	$2,747,815	5.4%
Unit Shipments	36,077	34,193	5.5%	94,108	84,258	11.7%
Gross Profit	$174,317	$138,103	26.2%	$378,400	$310,011	22.1%
Gross Profit Margin %	14.9	12.9	+200 bps	13.1	11.3	+180 bps
Income Before Income Taxes	$97,587	$68,409	42.7%	$172,560	$118,319	45.8%

	As of April 30,
($ in thousands)	2025	2024	Change
Order Backlog	$634,318	$741,302	(14.4)%
  North American Towable RV net sales for the third quarter of fiscal 2025 increased 9.1% compared to the prior-year period. This increase in net sales was the result of a 5.5% increase in unit shipments compared to the prior-year period, as well as a 3.6% increase in the overall net price per unit primarily due to an increased proportion of fifth wheel units within our product mix.
  North American Towable RV gross profit margin increased 200 basis points to 14.9% for the third quarter of fiscal 2025 compared to 12.9% for the prior-year period. This improvement was due to the increase in net sales along with the combined net favorable impacts of reduced sales discounting, an improved warranty cost percentage and our ongoing cost-saving initiatives.
  North American Towable RV income before income taxes for the third quarter of fiscal 2025 increased to $97.6 million from $68.4 million in the third quarter of fiscal 2024. The increase in income before income taxes was primarily the result of the increase in net sales and the improvement in gross profit.

North American Motorized RVs

($ in thousands)	Three Months Ended April 30,			Nine Months Ended April 30,
	2025	2024	Change	2025	2024	Change
Net Sales	$666,686	$646,948	3.1%	$1,618,192	$1,928,531	(16.1)%
Unit Shipments	5,507	4,964	10.9%	12,774	14,984	(14.7)%
Gross Profit	$70,297	$71,753	(2.0)%	$147,765	$211,866	(30.3)%
Gross Profit Margin %	10.5	11.1	(60) bps	9.1	11.0	(190) bps
Income Before Income Taxes	$32,883	$33,172	(0.9)%	$46,262	$96,684	(52.2)%

	As of April 30,
($ in thousands)	2025	2024	Change
Order Backlog	$883,739	$925,829	(4.5)%
  North American Motorized RV net sales increased 3.1% for the third quarter of fiscal 2025 compared to the prior-year period. The increase resulted from a 10.9% increase in unit shipments, in part due to increased promotional activity in the current-year period, partially offset by a 7.8% decrease in net price per unit primarily due to a shift in product mix within our Class A product line toward a higher concentration of our more moderately-priced gas units, along with higher discounting levels in comparison to the prior-year period.
  North American Motorized RV gross profit margin was 10.5% for the third quarter of fiscal 2025 compared to 11.1% in the third quarter of fiscal 2024. The decrease in the gross profit margin percentage for the current period was driven mainly by the increase in sales discounting.
  North American Motorized RV income before income taxes for the third quarter of fiscal 2025 decreased slightly to $32.9 million from $33.2 million in the prior-year period, primarily due to the decrease in gross profit.

European RVs

($ in thousands)	Three Months Ended April 30,			Nine Months Ended April 30,
	2025	2024	Change	2025	2024	Change
Net Sales	$883,542	$931,061	(5.1)%	$2,100,910	$2,421,556	(13.2)%
Unit Shipments	13,495	15,363	(12.2)%	31,572	40,335	(21.7)%
Gross Profit	$142,830	$162,915	(12.3)%	$316,407	$405,068	(21.9)%
Gross Profit Margin %	16.2	17.5	(130) bps	15.1	16.7	(160) bps
Income Before Income Taxes	$46,299	$77,382	(40.2)%	$49,686	$144,206	(65.5)%

	As of April 30,
($ in thousands)	2025	2024	Change
Order Backlog	$1,343,608	$1,935,119	(30.6)%
  European RV net sales decreased 5.1% for the third quarter of fiscal 2025 compared to the prior-year period driven by a 12.2% decrease in unit shipments offset in part by a 7.1% increase in the overall net price per unit. The increase in the overall net price per unit includes a 6.8% increase from the combined impact of changes in product mix and price along with a 0.3% increase due to the impact of changes in the foreign currency exchange rate.
  European RV gross profit margin decreased 130 basis points to 16.2% of net sales for the third quarter of fiscal 2025 from 17.5% in the prior-year period, primarily due to an increase in sales discounting.
  European RV income before income taxes for the third quarter of fiscal 2025 was $46.3 million compared to $77.4 million during the third quarter of fiscal 2024. The period-over-period decrease in income before income taxes was primarily attributable to the decrease in net sales.

Management Commentary

“While our fiscal third quarter results exceeded expectations, our overall fiscal year is unfolding in a manner that is very consistent with our original projections. We foresaw and foretold a very challenging environment in the first half of our fiscal year and, during that time, we prudently managed our operations to align with the expected difficult market conditions. Key strategic initiatives have driven important recent wins for our brands, and we are confident that we are well-positioned to return to share gains over the longer term. Our financial guidance assumed a stronger second half of our fiscal year, and our fiscal third quarter performance reflects the value of our strategies in the currently difficult market. THOR’s focus on aligning production with retail sales and working with our valued independent dealer partners to ensure rational inventory levels for a suppressed retail marketplace positioned us well for the moment when retail surged, even moderately. Our fiscal third quarter results benefited from the continued execution of our strategies, and the management and production teams at our operating companies performed incredibly well, driving strong performance in our third quarter. In the fiscal third quarter, our consolidated gross margin improved to 15.3% compared 15.1% in the prior-year period. Our North American Towable segment, in particular, generated meaningful improvement on a year-over-year basis, posting a 200 basis point improvement in gross profit margin over the third quarter of fiscal 2024. As we anticipated and messaged at the beginning of our fiscal year, our North American Motorized and European segments have both seen year-over-year declines in gross margin but still achieved resilient results considering the challenging environments facing those segments. While our consolidated margin this quarter was unfavorably impacted by actions we took to deepen our partnerships with key dealers, strategically, deepening these key relationships is vital to our long-term market position and these decisions favorably position THOR for the future as we look ahead,” said Todd Woelfer, Senior Vice President and Chief Operating Officer.

“As we discussed at the end of our fiscal second quarter, significant restructuring steps at THOR were forthcoming. The strategic restructuring of Heartland to operate under Jayco’s outstanding management team creates significant opportunities for both brands going forward. This realignment, along with other key initiatives, will further optimize our enterprise structure and drive meaningful savings as the Company works to reduce its cost footprint. Both prior to and throughout the fiscal year thus far, we have transparently communicated our strategies and have remained vigilantly focused on executing those strategies despite the noise in both the macro and micro environments. Our teams’ dedication to the execution of those plans is exemplified in our successful third-quarter results,” said Woelfer.

“As a result of our strong quarter, on April 30, 2025, we had liquidity of approximately $1.49 billion, including approximately $508.3 million of cash on hand and approximately $985.0 million available under our asset-based revolving credit facility. In addition to the solid foundation provided by our total liquidity position and overall strong balance sheet, during the third quarter, we generated cash from operations of approximately $257.7 million, bringing our fiscal year-to-date total to $319.2 million. Despite our lower year-to-date net income, through the third fiscal quarter of 2025 we have improved our cash flow from operating activities by over $100 million on a year-over-year basis by executing on our proven operating model and significantly reducing our working capital,” noted Colleen Zuhl, Senior Vice President and Chief Financial Officer.

“True to our historical commitment of taking a measured and conservative approach to cash management and capital allocation, especially during challenging economic periods, through the third quarter of fiscal 2025, we have made selective capital expenditures of approximately $85.1 million with a priority on time-sensitive investments in our facilities and machinery. Through the first three quarters of fiscal 2025, we have also reduced our total indebtedness by approximately $139.2 million and returned capital to our shareholders primarily through the payment of $79.8 million in quarterly dividends. Subsequent to the end of our third fiscal quarter, we further reduced our indebtedness with a $55.0 million payment against the principal balance of our USD term loan. While we were unable to repurchase shares during our fiscal third quarter due to trading restrictions, THOR remains well positioned to take advantage of the currently suppressed securities market with our strong cash position. Management’s view remains that there are few other capital allocation options that offer such significant return to our shareholders,” added Zuhl.

Outlook

“Last quarter, THOR expressed the belief that RVIA’s prior expectation of calendar 2025 industry wholesale unit shipments exceeding 350,000 was aggressive. Recently, RVIA lowered their expectations to a most likely scenario of approximately 337,000 units, which is more in line with THOR’s long-held view for the calendar year. We expect the fourth quarter of our fiscal 2025 and the first quarter of our fiscal 2026 to be challenging. The current economic uncertainty has led to downward pressure on consumer confidence and has negatively impacted retail pull-through. We believe that upon the resolution of this uncertainty, we will see improved consumer confidence and the return of a strong retail environment. In the meantime, we will continue to execute the strategies necessary to maximize our performance in the given market conditions. Our focus will remain on controlling what we can control and prudently managing the Company through the macroeconomic challenges. As we do so, THOR will continue to demonstrate that it is well-equipped to emerge from the current downturn stronger and more resilient,” concluded Martin.

Fiscal 2025 Guidance

“THOR’s strong fiscal third quarter results strengthened the alignment of our year-to-date performance with our full-year financial guidance. Despite the strong quarter, margin pressures persist as we continue to manage through softer retail and wholesale demand in our North American Motorized and European segments and implement strategic actions to strengthen our relationships with our independent dealers. Taking into consideration results to date and our expectations for our North American and European operations for the final fiscal quarter, the Company has reaffirmed its revised financial guidance for fiscal 2025,” commented Woelfer.

“While we are maintaining our revised full-year guidance, we recognize that potential swings from uncertainties in the macro environment could be significant. Due to recent developments in trade policies, and considering the remaining duration of our fiscal year, THOR believes that its performance is still slated to fall solidly within its previously announced guidance, assuming no new material shifts within the macro or global trade environment. We will continue to provide transparent viewpoints of our performance and market conditions to enable investors and analysts to appreciate the current operating environment and our performance within that environment. The addition of Seth Woolf to our team better enables us to ensure that we are communicating THOR’s performance and value proposition in a transparent and effective manner,” concluded Woelfer.

For fiscal 2025, the Company’s full-year financial guidance includes:

  Consolidated net sales in the range of $9.0 billion to $9.5 billion
  Consolidated gross profit margin in the range of 13.8% to 14.5%
  Diluted earnings per share in the range of $3.30 to $4.00

Supplemental Earnings Release Materials

THOR Industries has provided a comprehensive question and answer document, as well as a PowerPoint presentation, relating to its quarterly results and other topics.

To view these materials, go to http://ir.thorindustries.com.

About THOR Industries, Inc.

THOR Industries is the sole owner of operating subsidiaries which, combined, represent the world’s largest manufacturer of recreational vehicles.

For more information on the Company and its products, please go to www.thorindustries.com.

Forward-Looking Statements

This release includes certain statements that are “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon THOR, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others: the impact of inflation on the cost of our products as well as on general consumer demand; the effect of raw material and commodity price fluctuations, including the impact of tariffs, and/or raw material, commodity or chassis supply constraints; the impact of war, military conflict, terrorism and/or cyber-attacks, including state-sponsored or ransom attacks; the impact of sudden or significant adverse changes in the cost and/or availability of energy or fuel, including those caused by geopolitical events, on our costs of operation, on raw material prices, on our suppliers, on our independent dealers or on retail customers; the dependence on a small group of suppliers for certain components used in production, including chassis; interest rates and interest rate fluctuations and their potential impact on the general economy and, specifically, on our independent dealers and consumers and our profitability; the ability to ramp production up or down quickly in response to rapid changes in demand or market share while also managing associated costs, including labor-related costs and production capacity costs; the level and magnitude of warranty and recall claims incurred; the ability of our suppliers to financially support any defects in their products; the financial health of our independent dealers and their ability to successfully manage through various economic conditions; legislative, regulatory and tax law and/or policy developments including their potential impact on our independent dealers, retail customers or on our suppliers; the costs of compliance with governmental regulation; the impact of an adverse outcome or conclusion related to current or future litigation or regulatory audits or investigations; public perception of and the costs related to environmental, social and governance matters; legal and compliance issues including those that may arise in conjunction with recently completed transactions; the level of consumer confidence and the level of discretionary consumer spending; the impact of exchange rate fluctuations; restrictive lending practices which could negatively impact our independent dealers and/or retail consumers; management changes; the success of new and existing products and services; the ability to maintain strong brands and develop innovative products that meet consumer demands; changes in consumer preferences; the risks associated with acquisitions, including: the pace and successful closing of an acquisition, the integration and financial impact thereof, the level of achievement of anticipated operating synergies from acquisitions, the potential for unknown or understated liabilities related to acquisitions, the potential loss of existing customers of acquisitions and our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production and increasing labor costs and related employee benefits to attract and retain production personnel in times of high demand; the loss or reduction of sales to key independent dealers, and stocking level decisions of our independent dealers; disruption of the delivery of units to independent dealers or the disruption of delivery of raw materials, including chassis, to our facilities; increasing costs for freight and transportation; the ability to protect our information technology systems from data breaches, cyber-attacks and/or network disruptions; asset impairment charges; competition; the impact of losses under repurchase agreements; the impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market, public health and political conditions in the various countries in which our products are produced and/or sold; the impact of changing emissions and other related climate change regulations in the various jurisdictions in which our products are produced, used and/or sold; changes to our investment and capital allocation strategies or other facets of our strategic plan; and changes in market liquidity conditions, credit ratings and other factors that may impact our access to future funding and the cost of debt.

These and other risks and uncertainties are discussed more fully in our Quarterly Report on Form 10-Q for the quarter ended April 30, 2025 and in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2024.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

THOR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE AND NINE MONTHS ENDED APRIL 30, 2025 AND 2024
($000’s except share and per share data) (Unaudited)

	Three Months Ended April 30,				Nine Months Ended April 30,
	2025	% Net Sales(1)	2024	% Net Sales(1)	2025	% Net Sales(1)	2024	% Net Sales(1)
Net sales	$2,894,816		$2,801,113		$7,055,707		$7,509,241

Gross profit	$443,119	15.3%	$421,852	15.1%	$969,758	13.7%	$1,050,631	14.0%

Selling, general and administrative expenses	238,273	8.2%	226,515	8.1%	684,692	9.7%	664,536	8.8%

Amortization of intangible assets	29,604	1.0%	32,316	1.2%	88,670	1.3%	97,124	1.3%

Interest expense, net	11,205	0.4%	21,830	0.8%	38,383	0.5%	70,256	0.9%

Other income (expense), net	(8,457)	(0.3)%	1,159	—%	(5,189)	(0.1)%	3,111	—%

Income before income taxes	155,580	5.4%	142,350	5.1%	152,824	2.2%	221,826	3.0%

Income tax provision	21,652	0.7%	28,773	1.0%	22,858	0.3%	47,890	0.6%

Net income	133,928	4.6%	113,577	4.1%	129,966	1.8%	173,936	2.3%

Less: Net (loss) attributable to non-controlling interests	(1,257)	—%	(934)	—%	(2,836)	—%	(1,357)	—%

Net income attributable to THOR Industries, Inc.	$135,185	4.7%	$114,511	4.1%	$132,802	1.9%	$175,293	2.3%

Earnings per common share:
Basic	$2.54		$2.15		$2.50		$3.29
Diluted	$2.53		$2.13		$2.49		$3.26

Weighted-average common shares outstanding:
Basic	53,203,568		53,310,318		53,128,112		53,309,546
Diluted	53,433,493		53,722,154		53,439,096		53,742,146

(1)Percentages may not add due to rounding differences

SUMMARY CONDENSED CONSOLIDATED BALANCE SHEETS ($000’s) (Unaudited)

	April 30, 2025	July 31, 2024		April 30, 2025	July 31, 2024
Cash and equivalents	$508,321	$501,316	Current liabilities	$1,655,110	$1,567,022
Accounts receivable, net	855,925	700,895	Long-term debt, net	1,010,653	1,101,265
Inventories, net	1,353,578	1,366,638	Other long-term liabilities	280,396	278,483
Prepaid income taxes, expenses and other	117,983	81,178	Stockholders’ equity	4,224,131	4,074,053
Total current assets	2,835,807	2,650,027
Property, plant & equipment, net	1,380,042	1,390,718
Goodwill	1,834,722	1,786,973
Amortizable intangible assets, net	787,082	861,133
Equity investments and other, net	332,637	331,972
Total	$7,170,290	$7,020,823		$7,170,290	$7,020,823

Non-GAAP Reconciliations

The following table reconciles net income to consolidated EBITDA and Adjusted EBITDA:

EBITDA Reconciliations
($ in thousands)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2025	2024	2025	2024
Net income	$133,928	$113,577	$129,966	$173,936
Add back:
Interest expense, net	11,205	21,830	38,383	70,256
Income tax provision	21,652	28,773	22,858	47,890
Depreciation and amortization of intangible assets	66,173	68,151	199,828	203,548
EBITDA	$232,958	$232,331	$391,035	$495,630
Add back:
Stock-based compensation expense	8,188	9,351	26,798	29,049
Change in LIFO reserve, net	(1,400)	(5,000)	(2,900)	(8,000)
Net expense (income) related to certain contingent liabilities	—	(2,700)	—	(16,900)
Non-cash foreign currency loss (gain)	2,665	1,575	7,311	2,320
Market value loss (gain) on equity investments	294	(581)	1,066	2,820
Equity method investment loss (income)	(157)	2,890	4,348	12,327
Weather-related loss (gain)	(1,500)	2,500	(1,500)	2,500
Debt amendment expenses	—	—	—	7,175
Employee & facility strategic initiatives	12,722	—	28,181	—
Other loss (gain), including sales of PP&E	1,053	(4,267)	(4,719)	(15,218)
Adjusted EBITDA	$254,823	$236,099	$449,620	$511,703

EBITDA and Adjusted EBITDA are non-GAAP performance measures included to illustrate and improve comparability of the Company's results from period to period, particularly in periods with unusual or one-time items. EBITDA is defined as net income before net interest expense, income tax provision and depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for certain unusual items and other one-time items. The Company considers these non-GAAP measures in evaluating and managing the Company's operations and believes that discussion of results adjusted for these items is meaningful to investors because it provides a useful analysis of ongoing underlying operating trends. The adjusted measures are not in accordance with, nor are they a substitute for, GAAP measures, and they may not be comparable to similarly titled measures used by other companies.

THOR Investor Relations Contact:

Seth Woolf
Head of Corporate Development & Investor Relations
swoolf@thorindustries.com
(574) 294-7718